UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

THARIMMUNE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

THARIMMUNE, INC.

1200 Route 22 East, Suite 2000

Bridgewater, NJ 08807

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON JUNE 10, 2025

This proxy statement supplement (this “Supplement”) is dated May 2, 2025, and provides updated information and supplements the definitive proxy statement dated April 30, 2025 (the “Proxy Statement”) filed on Schedule 14A by Tharimmune, Inc. (the “Company”) in connection with the Company’s Annual Meeting of Stockholders to be held June 10, 2025 at 9:00 a.m. Eastern Time (the “Annual Meeting”).

This Supplement is being filed with the Securities and Exchange Commission and is being made available to the stockholders of the Company on or about May 2, 2025. Except as described in this Supplement, the information in the Proxy Statement continues to apply. To the extent the information in this Supplement differs from, or updates or conflicts with, information in the Proxy Statement, stockholders should rely on the information in this Supplement. The Proxy Statement contains important additional information. This Supplement should be read only in conjunction with the Proxy Statement. If you need another copy of the Proxy Statement, please notify your broker or call the Company’s Secretary at (908) 955-3140, or submit a request in writing to our Secretary, Tharimmune, Inc., 12000 Route 22 East, Suite 2000, Bridgewater, NJ 08807.

Supplemental Information

The purpose of this supplement is to correct an error in the Security Ownership of Certain Beneficial Owners and Management table included in the Proxy Statement. Specifically, the table as originally filed inadvertently omitted certain shares beneficially owned by Vincent LoPriore. These shares are indirectly held through an entity over which Vincent LoPriore has voting and dispositive power, and therefore should have been included in the total beneficial ownership reported for that individual as of the record date of April 28, 2025.

The corrected table is set forth below and replaces the table that appeared in the Proxy Statement. Only the data in the table below has been updated; no other information in the Proxy Statement has been changed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date by:

●	each of our named executive officers;
●	each of our directors and director nominees;
●	all of our current directors and named executive officers as a group; and
●	each stockholder known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of the Record Date, pursuant to the exercise of options or warrants, vesting of common stock or conversion of preferred stock or convertible debt, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 2,209,910 shares of common stock outstanding as of the Record Date.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Tharimmune, Inc., 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage
Directors and Named Executive Officers:
Randy Milby	133,902	(1)	5.74%
Leonard Mazur	2,101	(2)	*
Lynne Bui	1,823	(3)	*
Sireesh Appajosyula (5)	81,942	(4)	3.58%
Kelly Anderson	1,704	(6)	*
Don Kim	-		-
Sanam Parikh	-		-
Vincent LoPriore (7)	104,586		4.73%
Clay Kahler	-		-
Gary Stetz	-		-
All Named Executive Officers and Directors as a Group (10 persons)	326,058		14.31%

* Represents less than 1%.

(1)	Represents (i) 10,435 shares of common stock and (ii) 123,467 shares of common stock issuable upon exercise of options. Excludes 19,632 shares of common stock issuable upon exercise of options which are subject to vesting.

(2)	Represents (i) 330 shares of common stock and (ii) 1,771 shares of common stock issuable upon exercise of options. Excludes 783 shares of common stock issuable upon exercise of options which are subject to vesting.

(3)	Represents 1,823 shares of common stock issuable upon exercise of options. Excludes 783 shares of common stock issuable upon exercise of options which are subject to vesting.

(4)	Represents (i) 78,570 shares of common stock issuable upon exercise of options, (ii) 758 shares of common stock, (iii) 2,593 shares of common stock held by Highpoint Pharmaceuticals LLC and (iv) 21 shares of common stock held by Channel BioConsulting LLC. Excludes 12,695 shares of common stock issuable upon exercise of options which are subject to vesting.

(5)	Represents (i) 758 shares of common stock held directly by Mr. Appajosyula; (ii) 2,593 shares of common stock held by Highpoint Pharmaceuticals, LLC; (iii) 21 shares of common stock held by Channel BioConsulting LLC; (iv) 78,570 shares of common stock issuable upon exercise of options. Sireesh Appajosyula is the Managing Member of each of Highpoint Pharmaceuticals LLC and Channel BioConsulting LLC and in such capacity has the right to vote and dispose of the securities held by such entities. The address of Highpoint Pharmaceuticals LLC is 16192 Coastal Highway, Lewes, DE 19958. The address of Channel BioConsulting LLC is 2 Linden Court, Holmdel, NJ 07733.

(6)	Represents 1,704 shares of common stock issuable upon exercise of options. Excludes 783 shares of common stock issuable upon exercise of options which are subject to vesting.

(7)	Represents 104,586 shares of common stock held by Gravitas Capital LP. Vincent LoPriore is the Manager of Gravitas Capital LP and in such capacity has the right to vote and dispose of the securities held by such entity. Mr. LoPriore disclaims any ownership of these shares except to the extent of his pecuniary interest in them. The address of Gravitas Capital LP is 34 Shrewsbury Ave, Red Bank, NJ 07701.